Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SuccessFactors, Inc. for the registration of 3,407,130 shares of its common stock and to the incorporation by reference therein of our report dated June 23, 2011, with respect to the consolidated financial statements of Plateau Systems, Ltd. for the years ended February 28, 2011, 2010 and 2009, included in the SuccessFactors, Inc. Current Report on Form 8-K dated June 30, 2011 to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

June 29, 2011